Exhibit 99.01

FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
December 4, 2003                                  3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com

              FX Energy, Inc. Announces European Private Placement
                           Provides Operations Update

Salt Lake City, December 4, 2003 - FX Energy, Inc. (Nasdaq: FXEN) today announced that the Company has agreed to sell approximately 1.7 million shares of common stock through a private placement to several European investors including banks, mutual funds, life insurance companies and pension funds located in Germany, Austria, Belgium and Spain. The sale will provide net proceeds to the Company of approximately $6.5 million. "This is the first significant investment in the Company by members of the European financial community," noted Tom Lovejoy, FX Energy's Chief Financial Officer. "We expect this placement to create additional interest from other European investors." The proceeds will be used in the Company's planned 2004 exploration program in Poland. The securities were not registered under the Securities Act and cannot be resold in the United States in the absence of registration or an available exemption from registration under the Securities Act.

"The completion of this private placement is a critical step for the Company for two reasons," stated David N. Pierce, president of FX Energy. "First, we will be able to move the exploration of the Fences I and II project areas ahead at a much faster pace, and secondly this will enable us to maintain our entire 49% interest in Fences II, a factor that we believe will more than offset the dilution from this transaction."

The Company also reported that its technical team had visited Poland in late November. Results of the meeting were summarized by Richard Hardman, director and member of the Company's Technical and Advisory Panel, as follows:

"Processing trials carried out at Geofizyka Torun on seismic reflection data from Fences II showed greatly improved data quality and reprocessing of 2700 kms has now been authorised. Time to depth conversion studies on the Sroda area are also underway to provide a location in this area by mid-January 2004 for drilling in the first quarter.

In Fences I studies on Rusocin/Dolsk pinchouts of the Rotliegend south onto the Wolsztyn High show great promise and work will now be carried out to quantify potential size and risk of the traps as well as to select two locations for drilling later in 2004. The team was encouraged by the news from a similar feature adjacent to the west, Paproc, where step-out drilling has resulted in a significant reserve upgrade.

As a result of these studies and additional work in the area of Kleka 11 the team expects to have four robust prospects ready for drilling during 2004."

FX Energy is currently drilling the Zaniemysl-3 prospect in western Poland with drilling continuing at a depth of approximately 1,500 meters. The well is approximately two weeks behind the initial prognosis. Current plans call for setting intermediate casing at the top of the Zechstein at a projected depth of 2,420 meters and again at the base of the Zechstein at a projected depth of 2,940 meters before drilling into the Rotliegend.

Pre-drilling engineering is also underway for permitting of the first well in the Fences II exploration program.

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FX Energy holds interests in five project areas in Poland:

The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest subject to the right of CalEnergy Gas to earn half of that 49%. POGC holds 51%.

The Fences II project area covers approximately 670,000 acres in western Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

The Pomerania project area covers approximately 2.2 million acres in western Poland's Permian Basin. FX Energy holds a 100% interest in the Pomerania project area except for one block of approximately 225,000 acres, where its interest is 85% and POGC holds 15%.

The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.

                             ______________________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2002 annual report on Form 10-K and other SEC reports or visit FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2002 annual report on Form 10-K and other SEC reports.